Exhibit 10.5

Exela Technologies, INC. AND SUBSIDIARY COMPANIES
INTERCOMPANY INCOME TAX ALLOCATION AGREEMENT

This Intercompany Income Tax Allocation Agreement (this “Agreement”) is dated November 29, 2023, by and among Exela Technologies, Inc. (“Exela”), CF Acquisition Corp. VIII (“Acquiror”), and XBP Europe, Inc. (“XBP”).

WHEREAS, Exela is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504 of the Code, which, together with any other corporations which are or may become members of such affiliated group filing a consolidated U.S. federal income tax return, is referred to as the “Exela Consolidated Group”.

WHEREAS, all or some of Exela and its subsidiaries join annually in the filing of certain consolidated, combined and unitary U.S. state, local and non-US income, franchise and similar tax returns as a group (the “Exela Group”).

WHEREAS, on October 9, 2022, XBP entered into an Agreement and Plan of Merger with Acquiror, BTC International Holdings, Inc, and Sierra Merger Sub, Inc. dated October 9, 2022 (the “Merger Agreement”), pursuant to which Acquiror will acquire common stock of XBP.

WHEREAS, no formal tax allocation agreement exists prior to the date hereof with respect to the sharing of U.S. federal and certain state income, franchise and similar tax liabilities, assets and refunds;

NOW, THEREFORE, each of Exela, XBP and Acquiror does hereby covenant and agree with one another that the following comprise their agreement relating to their respective rights and obligations with respect to the allocation of certain U.S. federal, state and local tax liabilities, assets, refunds and readjustments for taxable years ending after the Closing Date.

Article I.

Definitions and Interpretation

Section 1.1 Definitions. Except as otherwise expressly provided, capitalized terms shall have the meaning set forth in the Merger Agreement.

Article II.

Preparation and Filing of Tax Returns; Allocations of Taxes

Section 2.1 U.S. Federal Returns.

(a) For all taxable years in which Exela files consolidated federal income tax returns (any such return of the Exela Consolidated Group for any taxable year, an “Exela Consolidated Return”) and is entitled to include Acquiror in such returns under Sections 1501-1504, or successor provisions, of the Code, Exela shall include Acquiror, XBP and any of their subsidiaries eligible to be included in the consolidated federal income tax returns it files as the common parent corporation of the Exela Consolidated Group (Acquiror, XBP and such subsidiaries, the “XBP Consolidated Group”) it being understood that if Acquiror has no subsidiaries includible in the Exela Consolidated Group, references to the XBP Consolidated Group shall be deemed references to Acquiror and references to Pro Forma XBP Returns and pro forma tax liability shall be deemed references to pro forma separate returns and separate tax liability of Acquiror). Exela and Acquiror shall, and shall cause their respective subsidiaries to, file any and all consents, elections or other documents and take any other actions necessary or appropriate to effect the filing of such federal income tax returns. For all taxable years in which the XBP Consolidated Group is included in the Exela Consolidated Group, Exela shall pay the entire federal income tax liability of the Exela Consolidated Group and shall indemnify and hold harmless the XBP Consolidated Group against any such liability; provided, however, that Acquiror shall make payments to Exela or receive payments from Exela as provided in this Agreement in settlement of the XBP Consolidated Group’s share of the entire federal income tax liability of the Exela Consolidated Group for any taxable year (which term shall throughout this Agreement include any short taxable year) ending after the Closing Date, in which the XBP Consolidated Group is included in the Exela Consolidated Group after the Closing Date (any such taxable year, an “Agreement Year”).

(b) For each Agreement Year for which Exela files an Exela Consolidated Return that includes the XBP Consolidated Group, Exela shall prepare a pro forma consolidated federal income tax return for the XBP Consolidated Group (a “Pro Forma XBP Return”). Except as otherwise provided herein, the Pro Forma XBP Return for each Agreement Year shall be prepared as if Acquiror filed a consolidated return on behalf of the XBP Consolidated Group for such taxable year and all prior taxable years. The Pro Forma XBP Return (1) shall not reflect any carryovers or carrybacks of net operating losses, net capital losses, excess tax credits, or other tax attributes of the Exela Consolidated Group, except as provided in the following clause (2), and (2) shall reflect carryovers and carrybacks of net operating losses, net capital losses, excess tax credits, or other tax attributes of members of the XBP Consolidated Group, in each case determined as though the XBP Consolidated Group had never been included in the Exela Consolidated Group and all Pro Forma XBP Returns had been actual returns. The Pro Forma XBP Return shall be prepared in a manner that reflects all elections, positions, and methods used in the Exela Consolidated Return that must be applied on a consolidated basis and otherwise shall be prepared in a manner consistent with the Exela Consolidated Return. The provisions of the Code that require consolidated computations, such as Sections 59A, 861, 1201-1212, and 1231, shall be applied separately to the XBP Consolidated Group. Section 1.1502-13 of the Income Tax Regulations shall be applied as if the XBP Consolidated Group and the Exela Consolidated Group (excluding the members of the XBP Group) were separate affiliated groups, except that the Pro Forma XBP Return shall include any gains or losses recognized by the members of XBP Consolidated Group on transactions within the XBP Consolidated Group (including in years prior to the first Agreement Year) which must be taken into account pursuant to Section 1.1502-13 of the Income Tax Regulations and reflected on the Exela Consolidated Return if the XBP Consolidated Group ceases to be included in the Exela Consolidated Group. For purposes of this Agreement, all determinations made as if the XBP Consolidated Group had never been included in the Exela Consolidated Group and as if all Pro Forma XBP Returns were actual returns shall reflect any actual short taxable years resulting from the XBP Consolidated Group joining or leaving the Exela Consolidated Group.

(c) For each Agreement Year, Acquiror shall make periodic payments to Exela in such amounts as the estimated tax payments that would be due from the XBP Consolidated Group if it were not included in the Exela Consolidated Group no later than five business (5) days before the dates on which payments of estimated tax would be due from the XBP Consolidated Group if it were not included in the Exela Consolidated Group. The balance of the tax due for an Agreement Year shall be paid to Exela no later than April 7 of the following year. Acquiror shall pay to Exela no later than five business (5) days before the date on which an Exela Consolidated Return for any Agreement Year is filed an amount equal to the sum of (i) the federal income tax liability shown on the corresponding Pro Forma XBP Return prepared for the Agreement Year and (ii) the additions to tax, if any, under Section 6655 of the Code that would have been imposed on Acquiror (treating the amount due to Exela under (i) above as its federal income tax liability and treating any periodic payments to Exela pursuant to the first sentence of this Section 2.1(c) as estimated payments under Section 6655 of the Code) and which result from the inaccuracy of any information provided by Acquiror to Exela pursuant to Section 3.1 or from the failure of Acquiror to provide any reasonably requested information, reduced by (iii) the sum of the amount of the periodic payments and the payment made on April 7. If Acquiror’s total periodic payments to Exela for any Agreement Year exceed the amount of its liability under the preceding sentence, Exela shall refund such excess to Acquiror within 30 days after filing the Exela Consolidated Return. For purposes of this Agreement, the term “federal income tax liability” means the tax imposed by Sections 11, 55 and 59A of the Code, or any successor provisions to such Sections. Exela shall notify Acquiror of any amounts due from Acquiror to Exela pursuant to this Section 2.1(c) no later than ten (10) business days prior to the date such payments are due and such payments shall not be considered due until the later of the due date described above or the fifth day from the notice from Exela.

Section 2.2 Interest. Interest required to be paid by or to Acquiror or XBP pursuant to this Agreement shall, unless otherwise specified, be computed at the rate and in the manner provided in the Code for interest or underpayments and overpayments, respectively, of federal income tax for the relevant period.

Section 2.3 U.S. State and Non-U.S. Taxes. In the case of U.S. state or local or non-U.S. taxes based on or measured by the net income of an Exela Group which includes Acquiror or any of its subsidiaries (other than solely with respect to members which are members of the XBP Consolidated Group or which are members of the Exela Consolidated Group but not the XBP Consolidated Group), the provisions of Section 2.1, 2.2 and 2.4 with respect to sharing of federal income tax liability and the provisions of Article III shall each apply mutatis mutandis to such U.S. state or local or non-U.S. tax whether or not the XBP Consolidated Group (or any subset thereof) is included in the Exela Consolidated Group (or any subset thereof) for federal income tax purposes; provided, however, that interest pursuant to Section 2.2 shall be computed at the rate and in the manner provided under such U.S. state or local or non-U.S. law for interest on underpayments and overpayments of such tax for the relevant period and references to provisions of the Code shall be deemed to be references to analogous provisions of state, local, and non-U.S. law.

Section 2.4 Historic Group Taxes. Exela shall pay, and shall indemnify and hold harmless XBP and its subsidiaries from and against any Taxes of an Exela Group imposed on XBP or any of its subsidiaries as a result of being a member of such Exela Group, including the Exela Consolidated Group, for any tax year of XBP or its subsidiaries ending on or prior to the Closing Date, including pursuant to Treasury regulations section 1.1502-6 or any similar provision of state, local or non-U.S. law.

Article III.

Preparation of Returns and Contests

Section 3.1 Tax Information. Acquiror, at its own expense, shall provide to Exela in a format determined by Exela all information requested by Exela as necessary to prepare the Exela Consolidated Return and the Pro Forma XBP Return, including all information reasonably necessary for Exela to prepare IRS Forms 5471 and 8858 (the “Exela Tax Package”). The Exela Tax Package with respect to any taxable year shall be provided to Exela on a basis consistent with current practices of the Exela Consolidated Group no later than April 1 of the following year. Acquiror shall also provide to Exela current federal taxable income, current and deferred tax liabilities, tax reserve items, and any additional current or prior information required by Exela on a timely basis consistent with current practices of the Exela Consolidated Group as are communicated to Acquiror by Exela. Acquiror shall pay, and shall indemnify and hold harmless Exela, for any failure by Acquiror to provide any requested information which results in the imposition of penalties under Section 6679(a)(1) on any member of the Exela Group.

Section 3.2 Preparation of Returns. Exela shall have exclusive and sole responsibility for the preparation and filing of the Exela Consolidated Returns and any other returns, amended returns and other documents or statements required to be filed with the Internal Revenue Service in connection with the determination of the federal income tax liability of the Exela Consolidated Group; provided, however, that (i) Exela shall permit Acquiror to review, and shall consult with Acquiror with respect to, any portion of such returns or other documents relating to items of income, deduction, gain, loss or credit of members of the XBP Consolidated Group (“XBP Consolidated Return Items”) and (ii) with respect to any Agreement Year, Exela shall comply with any request of Acquiror regarding the treatment of any item on the Pro Forma XBP Return so long as such treatment, if applied to the corresponding XBP Consolidated Return Items (if any), would not be inconsistent with the treatment on the Exela Consolidated Return of items other than XBP Consolidated Return Items which must be treated consistently on a consolidated return.

Section 3.3 Audits, Refunds. Except as provided in Section 3.8 below, Exela will have exclusive and sole responsibility and control with respect to the conduct of Internal Revenue Service examinations of the returns filed by the Exela Consolidated Group and any refund claims with respect thereto. Acquiror shall cooperate with Exela during the course of any such proceeding. Exela shall give Acquiror notice of and consult with Acquiror with respect to any issues relating to XBP Consolidated Return Items, and shall allow Acquiror to participate in any meetings or contribute to any written communication with respect to XBP Consolidated Return Items.

Section 3.4 Litigation. If the federal income tax liability of the Exela Consolidated Group becomes the subject of litigation in any court, the conduct of the litigation shall be controlled exclusively by Exela, except as provided in Section 3.8 below. Acquiror shall cooperate with Exela during the course of litigation, and Exela shall consult with Acquiror regarding any issues relating to XBP Consolidated Return Items and shall allow Acquiror to participate in any meetings or contribute to any written communication with respect to XBP Consolidated Return Items.

Section 3.5 Expenses. Acquiror shall reimburse Exela for all reasonable out-of-pocket expenses (including, without limitation, legal, consulting, and accounting fees) incurred by Exela in the course of (i) preparing any Pro Forma XBP Return and (ii) proceedings described in Sections 3.3 and 3.4 to the extent such expenses are reasonably attributable to XBP Consolidated Return Items for any Agreement Year.

Section 3.6 Recalculation of Payments to Reflect Adjustments. To the extent that any audit, litigation or claim for refund with respect to a Exela Consolidated Return results in an additional payment of tax (including a payment of tax made preliminary to commencing a refund claim or litigation) or a refund of tax (any such additional payment or refund, an “Adjustment”) relating to the treatment of a XBP Consolidated Return Item for an Agreement Year, a corresponding adjustment shall be made to the corresponding Pro Forma XBP Return (the “Adjusted Pro Forma XBP Return”). All calculations of payments made pursuant to Article II shall be recomputed to reflect the Adjusted Pro Forma XBP Return. Within 5 days after the preparation of the Adjusted Pro Forma XBP Return, Acquiror or Exela, as appropriate, shall make additional payments or refund payments to the other party reflecting such Adjustment, plus interest pursuant to Section 2.2 calculated as if payments by and to Acquiror pursuant to Article II and this Section 3.6 were payments and refunds of federal income taxes. Acquiror shall further pay to Exela the amount of any penalties or additions to tax incurred by the Exela Consolidated Group as a result of an adjustment to any XBP Consolidated Return Item for an Agreement Year.

Section 3.7 Applicability with Respect to All Consolidated Returns. The provisions of Sections 3.1 through 3.6 above shall apply to Exela Consolidated Returns and XBP Consolidated Return Items for all taxable years in which the XBP Consolidated Group (or any member thereof) is includable in the Exela Consolidated Group.

Section 3.8 XBP Consent Rights. Without the consent of Acquiror, not to be withheld unreasonably, Exela shall not agree to settle or otherwise compromise any issue in any administrative or judicial proceeding with respect to a XBP Consolidated Return Item if such settlement or compromise could reasonably be expected to affect any amount owing between Acquiror and XBP, on the one hand, and Exela, on the other hand, pursuant to this Agreement or the federal income tax, liability of any member of the XBP Consolidated Group for any period during which the XBP Consolidated Group is not included in the Exela Consolidated Group.

Section 3.9 Exit from Group. If for any taxable year the XBP Consolidated Group is no longer included in the Exela Consolidated Group, Exela and Acquiror agree to provide to the other party any information reasonably required to complete tax returns for taxable periods beginning after the XBP Consolidated Group is no longer included in a Exela Consolidated Return, and each of Exela and Acquiror will cooperate with respect to any audits or litigation relating to any Exela Consolidated Return.

Article IV.

Miscellaneous Provisions

Section 4.1 Effective Date and Termination of Affiliation.

(a) Unless otherwise agreed by the parties, this Agreement shall remain in force and be binding so long as the period of assessments under the Code remains unexpired for any taxable year in respect of which Acquiror or its subsidiaries is entitled to indemnification from Exela with respect to taxes of the Exela Consolidated Group or an Exela Group pursuant to Article II.

(b) If for any taxable year the XBP Consolidated Group is no longer included in the Exela Consolidated Group, Exela and Acquiror agree to provide to the other party any information reasonably required to complete tax returns for taxable periods beginning after the XBP Consolidated Group is no longer included in an Exela Consolidated Return, and each of Exela and Acquiror will cooperate with respect to any audits or litigation relating to any Exela Consolidated Return.

Section 4.2 Notices. Section 10.3 of the Merger Agreement is incorporated by reference.

Section 4.3 Amendments and Waiver. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 4.4 Assignments, Successors. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto and any attempt to do so shall be null and void. This Agreement shall be binding upon and inure to the benefit of any successor to any of the parties, by merger, acquisition of assets or otherwise, to the same extent as if the successor had been an original party to this Agreement.

Section 4.5 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 4.6 Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement relating to the matters addressed herein and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective subsidiaries relating to the matters addressed herein. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the matters addressed herein exist between such parties except as expressly set forth in this Agreement.

Section 4.7 Applicable Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 4.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and together which shall constitute one instrument.

Section 4.9 No Third Party Rights. Nothing in this Agreement shall be deemed to create any right in any creditor or other person or entity not a party hereto and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party.

Section 4.10 Further Documents. The parties agree to execute any and all documents, and to perform any and all other acts, reasonably necessary to accomplish the purposes of this Agreement.

Section 4.11 Headings and Captions. The headings and captions contained in this Agreement are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise.

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IN WITNESS WHEREOF, the undersigned have executed this Intercompany Income Tax Allocation Agreement as of the date first written above, and this Intercompany Income Tax Allocation Agreement shall supersede any previous agreement.

Exela Technologies, Inc.

By:	/s/ Par Chadha
Name:	Par Chadha
Title:	Executive Chairman

XBP Europe, Inc.

By:	/s/ Vitalie Robu
Name:	Vitalie Robu
Title:	President

CF Acquisition Corp. VIII

By:	/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Chief Executive Officer

[Signature Page to Intercompany Income Tax Allocation Agreement]